Exhibit 10.89

PROMISSORY NOTE

$3,543,127.00	Beverly Hills, California	April 10, 2006

The undersigned promises to pay to Kennedy-Wilson, Inc., a Delaware corporation (“Holder”) at 9601 Wilshire Boulevard, Suite 220, Beverly Hills, California 90210, the principal sum of Three Million Five Hundred Forty Three Thousand One Hundred Twenty Seven Dollars ($3,543,127.00) together with simple interest thereon at the rate of 7.5% per annum from and after the date hereof.  Principal and accrued interest shall be due and payable in full on April 9, 2011 (the “Maturity Date”).  Principal and accrued interest may be prepaid in whole or in part without penalty.  The principal amount of this loan together with accrued interest thereon shall be forgiven in full if, prior to the Maturity Date, the undersigned dies, becomes disabled or is involuntarily terminated as Holder’s CEO or upon any “change in control” of Holder as defined in the Tenth Amendment to the undersigned’s employment contract with Holder.

Executed as of the day and year first above written.

/s/ William J. McMorrow
William J. McMorrow